Exhibit 99.1

The Washington Post Company

Declares Regular Quarterly Dividend;

Announces Stock Repurchase Authorization

WASHINGTON—September 8, 2011—The Washington Post Company (NYSE: WPO) today declared a regular quarterly dividend of $2.35 per share, payable on November 4, 2011, to shareholders of record on October 24, 2011.

The Company also said its Board of Directors has authorized the Company to acquire up to 750,000 shares of its Class B common stock. The Company did not announce a ceiling price or a time limit for the purchases. This authorization includes 43,573 shares that remained under the previous authorization.

There are currently 6,618,326 Class B shares outstanding.

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Contact:	Rima Calderon (202) 334-6617 calderonr@washpost.com